Exhibit 99.1

CONTACT:	W. Gray Hudkins
Chief Operating Officer
(631) 667-1200, ext. 226

Joseph P. Ciavarella
Vice President and Chief Financial Officer
(631) 667-1200, ext. 233

FOR IMMEDIATE RELEASE

LANGER, INC. ANNOUNCES RECEIPT OF NASDAQ LETTER REGARDING LISTING REQUIREMENTS

DEER PARK, N.Y., September 19, 2005 — Langer, Inc. (NASDAQ: GAIT) today announced that in a letter dated September 15, 2005, the Nasdaq Listing Qualifications Department staff advised that as a result of the previously disclosed resignation of Mr. Jonathan R. Foster from Langer’s Board of Directors and Audit Committee, Langer no longer satisfies the requirement under Rule 4350(d)(2) of the Nasdaq Marketplace Rules that a Nasdaq Stock Market listed company have an audit committee comprised of at least three members.  Langer has been provided until the earlier of the Company’s next annual shareholders’ meeting or September 8, 2006, in order to regain compliance with the listing requirements.

“Our Board of Directors has begun to identify and evaluate candidates to replace Mr. Foster and expects to appoint a new, independent director to serve on the Board of Directors and its Audit Committee, prior to the expiration of the cure period” said Warren B. Kanders, Chairman of the Board.

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., designs, manufactures and distributes high quality medical products targeting the orthopedic, orthotic and prosthetic markets. In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets. The Company sells its products primarily in the U.S. and

Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, New York and has additional manufacturing facilities in Niagara Falls, New York, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-1, its 2004 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.